Exhibit 10.1
FIRST AMENDMENT OF
FMC TECHNOLOGIES, INC. FROZEN RETIREMENT PLAN
WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Frozen Retirement Plan, effective June 1, 2014 (the “Plan”);
WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects in connection with the Plan’s termination, effective September 1, 2014;
WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended as follows, effective September 1, 2014:

1.	Effective as of September 1, 2014, Section 3.7 is hereby added to the Plan to read as follows:
3.7    Plan Termination Benefit Election Window
(a)    Definitions.
(1)    The term “Qualifying Participant” shall mean a Participant who (a) has at least five (5) Years of Vesting Service or (b) was an Employee of the Company or an Affiliate on September 1, 2014.
(2)    The term “Benefit Election Window” shall mean the special election period during which Qualifying Participants may elect to receive payment or commence to receive payment of their vested accrued benefit, even if such Qualifying Participant has not reached his or her Early Retirement Date. The Benefit Election Window shall begin on September 26, 2014 and shall expire on October 30, 2014; provided however, that any Qualifying Participant who makes an election to receive payment or commence to receive payment pursuant to the Benefit Election Window shall have until December 1, 2014 to revoke any such election by contacting the Plan Administrator.

(3)    The term “Special Benefit Election” shall mean the election made by a Qualifying Participant to receive or commence to receive his or her vested accrued benefit pursuant to the Benefit Election Window.
(4)    Any Qualifying Participant who makes a Special Benefit Election shall have an Annuity Starting Date of December 1, 2014 (the “Limited Benefit Election Annuity Starting Date”).
(b)    Calculation and Distribution of Benefits. For any Qualifying Participant who makes a valid Special Benefit Election, the following provisions will apply in determining his or her benefits during this Benefit Election Window:
(1)     For Participants who have not yet attained Early Retirement Date (age 55, as modified by this amendment) as of December 1, 2014, the single life annuity will be equal to the Actuarial Equivalent of the benefit payable at Early Retirement Date calculated pursuant to Section 3.2 of the Plan. For Participants who have attained Early Retirement Date, but have not yet attained Normal Retirement Date as of December 1, 2014, the single life annuity will be equal to the Early Retirement Benefit calculated pursuant to Section 3.2 of the Plan. For Participants who have attained Normal Retirement Date as of December 1, 2014, the single life annuity will equal the Deferred Retirement benefit calculated pursuant to Section 3.3 of the Plan.
(2)     The single life annuity may be converted into an optional benefit available under Section 6.2 of the Plan. The optional form of benefit will be the Actuarial Equivalent of the single life annuity.
(3)      A Qualifying Participant may elect to receive his accrued benefit as an immediate single lump sum payment, but only during the Benefit Election Window. For Participants who have not yet attained Early Retirement Date (age 55, as modified by this amendment) as of December 1, 2014, the lump sum optional form of payment will be equal to the Present Value of the Early Retirement Benefit payable at Early Retirement Date, determined using factors based on the applicable interest rate and applicable mortality table as defined under Article I of the Plan. For Participants who have attained Early Retirement Date as of December 1, 2014, the lump sum optional form of payment will be equal to the Present Value of the Participant’s single life annuity payable at December 1, 2014, determined using factors based on the applicable interest rate and applicable mortality table as defined under Article I of the Plan.
(4)    Any lump sum paid under this Section shall be deemed an eligible rollover distribution under Section 12.10 of the Plan, but only to the extent permitted by Section 401(a)(9) of the Internal Revenue Code.

(5)    A Qualifying Participant’s benefit must be definitely determinable based on the data available to the Plan Administrator as of December 1, 2014, in order to be paid in accordance with the Benefit Election Window provisions set forth in this Section 3.7.
(c)    Death Benefit.
(1)    If a Qualifying Participant’s death occurs prior to September 26, 2014, and he is eligible for a death benefit payable pursuant to the provisions of Article VII of the Plan, the benefit shall be paid in accordance with such provisions.
(2)    If a Qualifying Participant’s death occurs on or after September 26, 2014, and such Qualifying Participant did not elect the Special Benefit Election, any death benefit for which he is eligible will be paid pursuant to the provisions of Article VII of the Plan.
(3)    If a Qualifying Participant’s death occurs on or after September 26, 2014, and such Qualifying Participant had timely and properly elected the Special Benefit Election hereunder to receive his accrued benefit, but did not receive such benefit as of the date of his death, the benefit so elected will be paid to such Qualifying Participant’s spouse, beneficiary, or estate in accordance with the following:
(A)    Lump Sum Payment: If the Qualifying Participant elected to receive his accrued benefit in the form of a lump sum payment and the Qualifying Participant has a spouse, the lump sum payment shall be made to the spouse or beneficiary properly designated pursuant to Section 12.4 of the Plan. If such Qualifying Participant does not have a spouse, the lump sum payment shall be made to the beneficiary. If such Qualifying Participant does not have a spouse or beneficiary, the lump sum payment shall be made to the Qualifying Participant’s estate.
(B)    Annuity: If the Qualifying Participant elected to receive his benefit in the form of an annuity, payment of the Special Election Benefit shall be made under the terms of the annuity elected.
(C)    For purposes of this Section 3.7, a spouse shall be the individual to whom the Qualifying Participant is married on September 26, 2014. Further, the beneficiary shall be as defined by Section 401(a)(9)(E) of the Internal Revenue Code.

2.	Consistent with Section 11.3 of the Plan, upon the Plan’s termination effective September 1, 2014, each Participant’s rights to benefits accrued hereunder shall be fully vested and nonforfeitable.

3.	Section 12.8 of the Plan is hereby amended to add the following to the end thereto to read as follows:

12.8
Effective September 1, 2014, if the lump sum Actuarial Equivalent value of a Normal, Early, or Deferred Retirement Benefit under Article III, Termination Benefit under Article IV, or Survivor’s Benefit under Article VII, excluding any previously annuitized Aetna or Prudential nonparticipating annuity, is equal to $5,000, or less, such amount shall be paid in a lump sum as soon as administratively practicable following the Participant’s retirement, termination of employment or death. However, if the amount to be distributed is more than $1,000 and the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with the direct rollover provisions of the Plan) or to receive the distribution directly, then the Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

4.
Notwithstanding any Plan provision to the contrary, each Participant who as of September 1, 2014 has not attained his Early Retirement Date shall be deemed to have attained Early Retirement Date upon attaining age 55. Solely for purposes of the Benefit Election Window described in Section 3.7 of the Plan, each Qualifying Participant shall be entitled to make a Special Benefit Election to commence payment of his vested accrued benefit; provided, however, if such Participant does not elect to commence payment of his vested accrued benefit pursuant to the Benefit Election Window, his Early Retirement Benefit shall be calculated as set forth in Section 3.2 of the Plan, but the Participant shall not again be entitled to commence payment of his Early Retirement Benefit until he attains the age of 55.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 29th day of September, 2014.
FMC Technologies, Inc.

By: /s/ Maryann T. Seaman
Its: Executive Vice President & CFO